Exhibit 99.1

AeroVironment Announces Retirement of General Manager Kirk Flittie

SIMI VALLEY, Calif., May 16, 2019 — AeroVironment, Inc. (NASDAQ:AVAV), a global leader in Unmanned Aircraft Systems (UAS) for both defense and commercial applications, today announced the retirement of Kirk Flittie, senior vice president and general manager.  Flittie will retire due to health reasons on July 13, 2019 and will provide consulting services for a period of time thereafter to support his transition.

“Our Board of Directors and senior management team thank Kirk Flittie for his service to the company,” said Wahid Nawabi, AeroVironment president and chief executive officer.  “Kirk has invested more than 20 years into supporting our customers and developing our people.  His servant leadership and positive attitude left an indelible impact that will continue to benefit AeroVironment for years to come.  We wish him the best in his retirement.”

About AeroVironment, Inc.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government and commercial customers. For more information visit www.avinc.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

AeroVironment, Inc.
Steven Gitlin
+1 (850) 520-8350
pr@avinc.com

Mark Boyer
For AeroVironment, Inc.
+1 (310) 229-5596

mark@boyersyndicate.com

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